Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of August 8, 2005 (the “Commencement Date”), by and between Sunset Financial Resources, Inc., a Maryland real estate investment trust (the “Company”), and George Deehan, an individual (the “Executive”).

WHEREAS, the Executive and the Company deem it in their respective best interests to enter into an employment agreement for the Executive to serve as the President and Chief Operating Officer of the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(a) “Business” shall mean the acquisition and management of portfolios of residential and commercial mortgage loans in the United States.

(b) “Cause” shall mean any one or more of the following:

(i) the continued and intentional failure by the Executive to substantially perform his duties with the Company, other than any such failure resulting from the Executive’s Disability; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in this clause (i) until (x) there shall have been delivered to the Executive written notice setting forth that the Executive committed the conduct set forth in this clause (i) and specifying the particulars thereof in reasonable detail and (y) the Executive shall have been provided an opportunity to present his position to the Board of Directors of the Company (the “Board”), either in writing or in person;

(ii) a breach by the Executive of his fiduciary duties as an officer of the Company, or a material breach by the Executive of any written rule, regulation, policy or procedure of the Company;

(iii) the Executive’s excessive absenteeism not related to illness;

(iv) the Executive’s conviction of or plea of nolo contendere to a felony or final non-appealable conviction of any other crime that incarcerates the Executive for a period of one year or longer; or

(v) the Executive’s commission of a fraudulent act, embezzlement, theft or felony, in any case, whether or not involving the Company or the Executive’s performance of his duties under this Agreement, that, in the reasonable opinion of the Board, renders the Executive’s continued employment harmful to the Company.

Notwithstanding the foregoing, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

(c) “Change of Control” shall mean any one or more of the following:

(i) at any time during any 12-month period, the Board of Directors of the Company in office at the beginning of such period shall have ceased to constitute a majority of the Board without the approval of the nomination of such directors by a majority of the Board consisting of directors who were serving at the beginning of such period;

(ii) any person (as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries or any trustee, fiduciary or other person holding securities under any employee share ownership plan or any other employee benefit plan of the Company or any of its subsidiaries), together with its affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act) shall have become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of securities representing 25% or more of the combined voting power of the Voting Shares;

(iii) the Company shall have filed a schedule, report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing that a change in control of the Company has occurred;

(iv) a merger or consolidation of the Company shall have been consummated, other than (x) a merger or consolidation that would result in the Voting Shares outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the surviving entity or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the Voting Shares;

(v) any person, other than a subsidiary of the Company, shall have acquired more than 50% of the combined assets of the Company and its subsidiaries; or

(vi) the shareholders of the Company shall have approved the complete liquidation or dissolution of the Company.

(d) “Confidential Information” shall mean all confidential information of the Company and/or its subsidiaries, excluding any information that is available in the public domain and including trade secrets and, by way of illustration, whether or not labeled or otherwise identified as “confidential,” the Company’s:

(i) acquisition, expansion, marketing, financial and other business strategies, information and plans;

(ii) compilations of data;

(iii) computer programs and/or records;

(iv) confidential information developed by consultants and contractors;

(v) employee information; and

(vi) manuals, memoranda, projections and minutes.

(e) “Disability” shall mean the physical or mental incapacity of the Executive that, even with reasonable accommodation, has prevented the execution of the duties of his office, as outlined in Section 2, for three consecutive months or for more than 180 business days in the aggregate in any 18-month period and that, in either case, in the determination of the Board after consultation with a medical doctor licensed to practice medicine in the State of Florida appointed by the Board and the Executive, may be expected to prevent the Executive for any period of time thereafter from devoting substantial time and energies to the duties of his office, as outlined in Section 2. The Executive agrees to submit to reasonable requests for medical examinations to determine whether a Disability exists.

(f) “Employee Benefits” shall mean the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any share option, share purchase, share appreciation, dividend equivalent rights, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Termination Date or Change of Control Date, as the case may be.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h) “Good Reason” shall mean any one or more of the following:

(i) a reduction by the Company without the Executive’s consent in the Executive’s position, duties, responsibilities or status with the Company that represents a substantial adverse change from his position, duties, responsibilities or status, or a removal of the Executive from or any failure to reelect the Executive to any of the positions referred to in Section 2, but specifically excluding any action in connection with the termination of the Executive’s employment for death, Disability, Cause or as a result of a Change of Control or by the Executive for normal retirement;

(ii) a reduction by the Company without the Executive’s consent of the Base Salary;

(iii) a relocation of the Executive by the Company without the Executive’s consent to a location more than 25 miles from the Jacksonville, Florida metropolitan area, other than for travel reasonably required in the performance of the Executive’s responsibilities;

(iv) any material breach by the Company of any provision of this Agreement or any other agreement between the Company or any of its subsidiaries and the Executive that, in any case, is not cured within 14 days of written notice to the Company of such breach;

(v) the insolvency of or the filing (by any party, including the Company, but excluding the Executive) of a petition for bankruptcy of the Company, which petition is not dismissed within 60 days; or

(vi) the failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

(i) “Severance Period” shall mean the period of time commencing on the Change of Control Date or the Termination Date, as the case may be, and ending on the first anniversary thereof.

(j) “Termination Date” shall mean (i) in the case of the Executive’s death, his date of death; (ii) in the case of a termination by the Executive for Good Reason, the last day of his employment; and (iii) in all other cases, the date specified in the Notice of Termination (as defined below) or, if no Notice of Termination is sent, the last day of his employment; provided, however, that if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be the 30th day after receipt of the Notice of Termination by the Executive, provided that the Executive shall not have returned to the full-time performance of his duties within 30 days after such receipt.

(k) “Voting Shares” shall mean the securities of the Company entitled to vote generally in the election of directors of the Company.

2. Employment and Duties.

(a) Employment. Pursuant to the terms and subject to the conditions of this Agreement, the Company agrees to employ the Executive during the Employment Term (as defined below) as President and Chief Operating Officer of the Company, and the Executive accepts such employment.

(b) Duties. During the Employment Term, the Executive will perform the executive and managerial duties customarily associated with the office set forth in Section 2(a) under the control and at the direction of the Chief Executive Officer and the Board and other such executive and managerial duties as may, from time to time, reasonably be assigned to him by the Chief Executive Officer or the Board that are consistent with such position. During the Employment Term, the Executive may also be required to perform services for one or more affiliates of the Company. During the Employment Term, the Executive shall be located in or about Jacksonville, Florida and shall travel to such geographical locations as may be appropriate from time to time to carry out the duties of the office as outlined in this Section 2.

(c) Scope of Employment. During the Employment Term, the Executive will devote such time, energy, skill and knowledge to the performance of his duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Business. Furthermore, the Executive shall exercise due diligence and care in the performance of his duties to the Company under this Agreement. Notwithstanding the foregoing, during the Employment Term, the Executive may serve on civic or charitable boards and may serve as an officer, director, shareholder, or limited partner in any business venture so long as such activities do not interfere with the performance of the Executive’s duties under this Agreement and do not directly compete with the Business.

3. Employment Term. The term of employment shall begin on the Commencement Date. Unless earlier terminated pursuant to Section 4, this Agreement will expire on August 5, 2007 (the “Expiration Date”); provided, however, that on the Expiration Date and each subsequent anniversary of the Expiration Date, the Expiration Date shall automatically be extended by one additional year unless either the Executive or the Company shall have given written notice of expiration of this Agreement to the other party at least 180 days prior to the date of automatic renewal of this Agreement. The Commencement Date through and including the Expiration Date (as so extended) is hereinafter referred to as the “Employment Term.”

4. Termination.

(a) Death. The Executive’s employment will terminate automatically upon the Executive’s death.

(b) Disability. Upon the good faith determination by the Company that the Disability of the Executive has occurred, the Company may terminate the Executive’s employment under this Agreement by notice pursuant to Section 4(e). During the period of incapacitation, the salary otherwise payable to the Executive may, at the absolute discretion of the Board, be reduced by the amount of any disability benefits or payments received by the Executive, excluding health insurance benefits or other reimbursement of medical expenses for the Executive.

(c) By the Company. The Company may terminate the Executive’s employment under this Agreement for Cause, or without Cause, by notice pursuant to Section 4(e), subject to the severance obligations set forth in Section 8.

(d) By the Executive. The Executive may terminate his employment under this Agreement for Good Reason, or without Good Reason, by notice pursuant to Section 4(e).

(e) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination upon the Executive’s death, which does not require notice) must be communicated by written notice (the “Notice of Termination”) to the other party given in accordance with the notice provisions of this Agreement. The Notice of Termination must (i) indicate the specific termination provision of this Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated; and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination, specify the Termination Date (which date shall be not more than 30 days after the date of giving of such Notice of Termination). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination will not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

5. Compensation. During the Employment Term, for all services rendered by the Executive to the Company, the Company shall pay to the Executive:

(a) Base Salary. For services rendered, the Company shall pay the Executive a salary of $275,000 per calendar year (such annual salary, as adjusted from time to time pursuant to this Section 5(a), the “Base Salary”), payable in accordance with the Company’s normal payroll practices. The Board shall conduct an annual review of the Executive’s Base Salary. The Executive shall be entitled to receive increases in the Base Salary, if any, that may be determined by the Board or an authorized committee thereof in its sole discretion. Any increases to the Base Salary shall be effective January 1 for each calendar year of the Employment Term. In no event shall the Executive’s Base Salary be reduced without the Executive’s consent, except as provided in Section 4(c).

(b) Annual Incentive Compensation. In further consideration of the Executive’s service, the Executive shall be eligible to receive annual incentive compensation awards (“Annual Incentive Compensation”) as determined by the Board or an authorized committee thereof in its sole discretion. In addition, Executive shall be entitled to received the bonus set forth below if the dividend paid by the Company for the fourth calendar quarter of 2005 is as set forth below.

4Q Dividend Per Share	Bonus to Executive
$0.15 to $0.18	$10,000
$0.18 to $0.20	$25,000
$0.20 to $0.22	$50,000
$0.22 and above	$100,000

Any such bonus shall be paid to Executive on the date on which such dividend is paid to shareholders.

(c) Taxes. All compensation paid to the Executive shall be subject to applicable employment, payroll and withholding taxes, including taxes resulting from a determination that any portion of any benefits supplied to the Executive may be reimbursing personal as well as business expenses.

(d) Car Allowance. During the term of this Agreement, Executive shall be paid a car allowance of up to $1,500 per month, based upon the actual monthly cost of Executive’s automobile, maintenance and insurance.

(e) Stock Grant. On the date of this Agreement, Executive shall receive a restricted share grant of 5,000 shares of common stock pursuant to the Company’s 2003 Share Incentive Plan (the “Plan”). Additionally, at such time as the closing price of the Company’s common stock on the New York Stock Exchange equals the per share net book value of the Company’s assets, determined as of the most recently completed fiscal quarter by the Company’s Board of Directors in its sole discretion, Executive shall receive an award of 10,000 shares of restricted stock pursuant to the Plan.

6. Employee Benefits.

(a) Benefits. The Executive shall receive group health/dental insurance, life insurance, disability insurance and other similar benefits available to the Company’s executive officers. Benefits may be changed, modified or revoked at the sole discretion of the Company. The Executive shall not be deemed to have a vested interest in any of the Company’s plans or programs. The Executive may receive benefits not generally provided to Company employees from time to time at the sole discretion of the Board or an authorized committee thereof.

(b) Vacation. The Executive is entitled to receive 20 business days paid vacation annually for each calendar year of the Employment Term. Such vacation shall be taken at such times that are consistent with the reasonable business needs of the Company. All vacation shall be subject to the policies and procedures of the Company.

(c) Fringe Benefits. The Executive shall receive fringe benefits as such benefits may exist from time to time at the sole discretion of the Board or any committee thereof.

7. Business Expenses. The Executive is authorized to incur reasonable, ordinary and necessary business expenses in the performance of the duties outlined above during the Employment Term in accordance with policies established by the Company. The Executive shall account to the Company for all such expenses. The Company shall reimburse the Executive or pay the expenses in accordance with the policies established by the Company.

8. Compensation Upon Termination or Change of Control. In all events, the Company will pay to the Executive all Base Salary and benefits accrued to the Executive through and including the Termination Date.

(a) Termination Without Cause, For Good Reason or Upon a Change of Control. Upon (i) the occurrence of the first event constituting a Change of Control (the “Change of Control Date”) and the termination or non-renewal of Executive’s employment during the Severance Period (other than for Cause) or (ii) if the Executive’s employment is terminated (x) by the Company without Cause, (y) by reason of Disability or (z) by the Executive for Good Reason (any event specified in the foregoing clauses (i) or (ii), a “Severance Event”), the Company shall pay or provide to the Executive the following:

(i) The Company shall pay to the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date or the Change of Control Date, as the case may be, an amount in cash (the “Severance Benefit”) equal to the product of 2.0 times the amount of the Base Salary.

(ii) During the Severance Period, the Company will provide or arrange to provide the Executive with Employee Benefits that are welfare benefits (but not share options, share purchase, share appreciation, dividend equivalent rights or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Change of Control Date or the Termination Date, as the case may be. The Severance Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the Company’s retirement income, supplemental executive retirement, and other benefit plans applicable to the Executive, the Executive’s dependents or the Executive’s beneficiaries immediately prior to the Change of Control Date or the Termination Date, as the case may be. If and to the extent that any benefit described in the immediately preceding sentence is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment of such Employee Benefits to the Executive, and, if applicable, the Executive’s dependents and beneficiaries. Employee Benefits otherwise receivable by the Executive pursuant to this Section 8(a)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Severance Period.

(iii) Vesting of benefits shall be treated as described in Section 8(d)(i).

(b) Termination By Reason of Disability. If the Employment Term is terminated by reason of Disability, the Company shall pay to the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date an amount in cash equal to the Severance Benefit. Vesting of benefits shall be treated as described in Section 8(d)(i). The Executive shall continue to receive, so long as the Disability continues, all benefits provided under any long-term disability program(s) of the Company in effect at the time of such termination, subject to the terms and conditions of any such program(s), as may be amended, changed, modified or terminated for all employees of the Company.

(c) Payment of the Severance Benefit. The Company shall pay the Severance Benefit to the Executive (i) in a single lump sum in immediately available funds, in United States Dollars, within five business days after the Change of Control Date; or (ii) in all other circumstances, in 12 equal monthly installments following the Termination Date.

(d) Treatment of Award Grants.

(i) Vesting of Benefits. Notwithstanding any other provision of this Agreement, the Company’s employee benefit plans, any agreement entered into under such plans, or any retirement, pension, profit sharing or other similar plan (collectively, the “Plans”), upon the occurrence of a Severance Event, all deferred or unvested portions of any award made to the Executive under any of the Plans shall automatically become fully vested as of the Termination Date or the Change of Control Date, as the case may be, and shall be in effect and redeemable by or payable to the Executive, or the Executive’s designated beneficiary or estate, on the same conditions (other than vesting) as would have applied had the Severance Event not occurred.

(ii) Clarification Regarding Treatment of Award Grants. The Plans may contain language regarding the effects of certain changes of control of the Company or certain terminations of the Executive’s employment. Notwithstanding such language in the Plans, for so long as this Agreement is in effect, the Company will be obligated, if the terms of this Agreement are more favorable in this regard than the terms of the Plans, to take the actions required under Section 8(d)(i) upon the happening of the circumstances described therein. Notwithstanding the definition of “Change of Control,” “Cause” or any other term relating to the vesting or exercise of awards made under any Plan that may appear in such Plan, for so long as this Agreement is in effect, the definitions and other provisions set forth in this Agreement relating thereto shall control and be binding on the Company and its affiliates.

(e) Additional Payments.

(i) Notwithstanding anything in this Agreement to the contrary, in the event it is determined (as hereafter provided) that any right or interest that vests in the Executive, or any payment or distribution made by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, Plan, program or arrangement, including without limitation any share option, share appreciation right, dividend equivalent right, restricted shares of similar right, the lapse or termination of any restriction on or the vesting or exerciseability of any of the foregoing (any such right, interest, payment or distribution, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered an “excess parachute payment,” within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments from the Company (collectively, a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive will have received an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(ii) Subject to the provisions of Section 8(e)(vi), all determinations required to be made under this Section 8(e), including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the mutual written agreement of the Executive and the Company. The parties hereto will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Executive’s termination date, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 8(e)(vi) and the Executive thereafter is required to make a payment of any Excise Tax, the parties will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

(iii) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation of and issuance of the determinations and calculations contemplated by Section 8(e)(ii). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

(iv) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The

Executive will make proper payment of the amount of any Excise Payment and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company evidencing such payment. If, prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

(v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated herein will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive’s payment thereof.

(vi) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar day period following the date on which the Executive gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(A)	provide the Company with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Company;

(B)	take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C)	cooperate with the Company in good faith in order effectively to contest such claim; and

(D)	permit the Company to participate in any proceedings relating to such claims;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8(e), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 8(e)(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive will prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company may determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount if claimed to be due is limited solely to such contested amount. The Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(vii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(e)(vi), the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 8(e)(vi)) pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) within 30 calendar days after such receipt and the Company’s satisfaction of all accrued obligations under this Agreement. If, after the receipt by the Executive of any amount advanced by the Company pursuant to Section 8(e)(vi), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 8(e).

(viii) Notwithstanding any other provision of this Agreement, the Company shall pay to the Executive an amount equal to the Base Salary upon the occurrence of: (x) the Expiration Date; and (y) any failure for any reason of the Expiration Date to be automatically extended by one additional year as prescribed by Section 3 of this Agreement.

(f) Nature of Payments. The amounts due under this Section 8 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. Such amounts are in full satisfaction of all claims that the Executive may have in respect of his employment by the Company or its affiliates and are provided as the sole and exclusive benefits to be provided to the Executive in respect of his termination of Employment from the Company. Notwithstanding any other provisions herein, it shall be a condition precedent to the Company making any payments pursuant to this Section 8 that the Executive has executed and delivered to the Company the release contemplated pursuant to Section 12.

(g) No Mitigation or Set-Off. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. There will be no right of set-off or counterclaim in respect of any claim, debt of obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided herein.

9. Confidentiality and Non-Competition.

(a) Confidentiality.

(i) During the Employment Term, the Company agrees to provide the Executive with access to Confidential Information.

(ii) The Executive acknowledges that the Confidential Information is valuable and proprietary to the Company or to third parties that have entrusted the Company and/or its subsidiaries with such Confidential Information. The Executive agrees, except as required for the Executive to fulfill his duties hereunder, that the Executive shall not use, publish, disseminate or otherwise disclose any Confidential Information, no matter when learned or accessed, without the prior written consent of the Company.

(iii) All Confidential Information shall be the exclusive property of the Company and the Executive shall have no rights in or to the Confidential Information upon any termination of this Agreement or his employment with the Company. Upon the termination of the Executive’s employment, the Executive shall immediately deliver to the Company all plans, designs, drawings, specifications, listings, manuals, records, notebooks and similar repositories of or documents containing Confidential Information, including all copies, then in the Executive’s possession or control, whether prepared by the Executive or others. Upon such termination, the Executive shall retain no copies of any such documents.

(iv) The provisions of this Section 9(a) shall survive the termination of this Agreement indefinitely.

(b) Inducement/Enticement. During the Employment Term and, in the case of (x) a termination by the Company for Cause, (y) a termination due to Disability or (z) a termination by the Executive other than for Good Reason, for a period of six months from the Termination Date, the Executive shall not, directly or indirectly:

(i) induce, or attempt to induce, any employees or agents of, or consultants of or to, the Company or any subsidiary of the Company, to do anything from which the Executive is restricted by reason of Section 9(a); or

(ii) offer or aid others to offer employment to or recruit or solicit or hire anyone who is an employee or agent of, or consultant of or to, the Company or a subsidiary of the Company at the time of termination of the Executive, unless such person’s employment was terminated by the Company or any such subsidiary.

In the case of (x) a termination by the Company for Cause, (y) a termination due to Disability or (z) a termination by the Executive other than for Good Reason, the provisions of this Section 9(b) shall survive the termination of the Executive’s employment.

(c) Injunctive Relief. The Executive acknowledges that a breach of any of the agreements contained in this Section 9 will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Section 9 and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies that may be available. The Executive further acknowledges and agrees that in the event of the termination of this Agreement, his experience and capabilities are such that he can obtain employment in business activities that are of a different or noncompeting nature with his activities as an employee of the Company and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Executive from earning a reasonable livelihood. The Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content. The Executive also acknowledges that the Company would not enter into this Agreement or agree to provide him with access to its Confidential Information without the Executive’s promises contained in this Section 9.

10. Remedies for the Company. The termination of this Agreement by the Company for Cause shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and, notwithstanding such a termination, the Executive shall be liable for all damages attributable to such a breach.

11. Remedies for the Executive.

(a) The termination of this Agreement by the Executive for Good Reason shall not be deemed to be a waiver by the Executive of any breach by the Company of this Agreement or any other obligation owed the Executive, and, notwithstanding such a termination, the Company shall be liable for all damages attributable to such a breach.

(b) In the event that the Executive is terminated for Cause and it is ultimately determined that the Company lacked Cause, (i) the termination shall be treated as a termination other than for Cause; (ii) the Executive shall have the right to seek remedy for a breach of this Agreement by the Company, including, but not limited to, any other such damages as may be suffered and/or incurred by the Executive, the Executive’s costs incurred during the dispute and reasonable attorneys’ fees in connection with such dispute; and (iii) the Executive shall receive all Severance Benefits.

12. Full Satisfaction; Waiver and Release. As a condition to receiving the payments and benefits described in Section 8, the Executive and the Company shall execute a document in form reasonably acceptable to them, releasing and waiving any and all claims, causes of actions and the like against the other party and its respective successors, subsidiaries, affiliates, shareholders, officers, directors, managers, agents and employees, regarding all matters relating to the Executive’s service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship. Such claims include, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude any claims that arise out of an asserted breach of the terms of this Agreement and any benefits payable to the Executive under the Company’s benefit plans, practices and programs in which he participates.

13. No Waiver. No waiver or non-action by either party with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to the provisions of any similar agreement with other employees or the breach thereof, shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

14. Invalid Provisions. Should any portion of this Agreement be adjusted or held invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable, or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement, to the extent required for the purposes of validity and enforcement thereof.

15. Successor and Assigns. Neither the Executive nor the Company may assign its rights, duties, or obligations hereunder without consent of the other.

16. Survival. The provisions of Sections 9 and 21 of this Agreement shall survive the Executive’s termination of employment. Other provisions of this Agreement shall survive any termination of the Executive’s employment to the extent necessary to ensure the preservation of each party’s respective rights and obligations.

17. Governing Law. This Agreement shall be governed by, and interpreted in accordance with the internal substantive laws of the State of Florida, without giving effect to the principles of conflicts of law. Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the Federal and State courts sitting in the State of Florida, and hereby waives any claims it may have as to inconvenient forum.

18. No Oral Modifications. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and, in the case of the Company, by a person designated by the Board or any committee thereof. Without limiting the foregoing, any change or changes, from time to time, in the Executive’s salary or duties or both shall not be, nor be deemed to be, a change, termination or waiver of this Agreement or of any of the provisions herein contained.

19. Notices. All notices and other communications required or permitted hereunder shall be made in writing, and shall be deemed properly given if delivered personally, mailed by certified mail, postage prepaid and return receipt requested, sent by facsimile, or sent by Express Mail or Federal Express or other nationally recognized express delivery service, as follows:

If to the Company:

Sunset Financial Resources, Inc.

4231 Walnut Bend

Jacksonville, Florida 32257

Attention: Chairman of the Board

If to the Executive:

George Deehan

249 Plantation Circle South

Ponte Vedra Beach, Florida 32082

Notice given by hand, Express Mail, Federal Express, or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt during the recipient’s customary business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s customary business hours. All notices sent by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

Any party may change any address to which notice shall be given to it by giving notice as provided above of such change in address.

20. Executive’s Representation and Warranties. The Executive represents and warrants that he is legally free to make and perform this Agreement, that he has no obligation to any other person or entity that would affect or conflict with any of his obligations hereunder, and that the complete performance of his obligations hereunder will not violate any law, regulation, order, or decree of any governmental or jurisdictional body or contract by which he is bound.

21. Entire Agreement. The parties expressly agree that this Agreement is contractual in nature and not a mere recital, and that it contains all the terms and conditions of the agreement between the parties with respect to the matters set forth herein. All prior negotiations, agreements, arrangements, understandings and statements between the parties relating to the matters set forth herein that have occurred at any time or contemporaneously with the execution of this Agreement are superseded and merged into this completely integrated Agreement. The Recitals set forth above shall be deemed to be part of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

SUNSET FINANCIAL RESOURCES, INC.,
a Maryland corporation

By:	/s/ John Bert Watson
John Bert Watson
Chief Executive Officer

THE EXECUTIVE:

GEORGE DEEHAN

/s/ George Deehan